Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is dated as of October 1, 2025 and is effective as of March 1, 2026 (the “Effective Date”) between Constellation Brands, Inc., a Delaware corporation (“Constellation”), and James O. Bourdeau (“Executive”).

Executive is party to an employment agreement dated December 1, 2017 with Constellation (the “Original Agreement”).

Executive has contributed substantially to the growth and success of Constellation. Accordingly, Constellation desires to retain Executive’s services as set forth in the Agreement and to provide the necessary consideration to assure such services.

Constellation and Executive therefore agree as follows:

1.    Employment. As of the Effective Date, Constellation employs Executive as its Executive Vice President and Senior Advisor to the Executive Management Committee reporting to Constellation’s Chief Executive Officer (“CEO”). In such role, Executive shall have the following duties and responsibilities: (a) advising the CEO and other executive officers in the development of Constellation’s strategic direction, including Constellation’s long-range plan; (b) assisting with the transition of responsibilities to the new Chief Legal Officer; and (c) acting as a strategic advisor with respect to the onboarding of any new executive officers or Board members. Executive hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, to abide by the terms and conditions described in this Agreement and to devote his best efforts to Constellation and its affiliates. Constellation and Executive reasonably anticipate that the level of services provided by Executive during the term of this Agreement will be 50 percent or more of the average level of bona fide services provided by Executive during the immediately preceding 36–month period. These obligations shall not restrict Executive from engaging in customary activities as a director or trustee of other business or not-for-profit organizations so long as such activities, in the reasonable opinion of Constellation or its Board of Directors, do not materially interfere with the performance of Executive’s responsibilities under this Agreement or create a real or apparent conflict of interests.

2.    Term. The term of this Agreement shall commence on the Effective Date and shall expire on February 28, 2027, or such later date as mutually agreed to between Constellation’s CEO and the Executive, provided that such mutual agreement is reached not later than January 1, 2027 (the “Employment End Date”).

3.    Compensation. Prior to the Employment End Date, Constellation shall pay Executive a base salary at the rate of $560,000 per annum (“Base Salary”). Such Base Salary shall be payable in accordance with Constellation’s standard payroll practices for senior executives. Executive shall participate in the Fiscal 2027 Annual Management Incentive Program (“AMIP”) during the term of this Agreement with a target of 80% of Base Salary.

Except as set forth in Section 6 below, Executive shall be subject to the same terms and conditions under the Fiscal 2027 AMIP as apply to other executive participants in the Fiscal 2027 AMIP.

4.    Reimbursement for Expenses/Benefits. Executive shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Constellation. Constellation shall reimburse Executive for such expenses from time to time, at Executive’s request, and Executive shall account to Constellation for such expenses. Executive shall participate in such benefit plans that are generally made available to all executives of Constellation.

5.    Definitions.

“Board” or “Board of Directors” means the Board of Directors of Constellation Brands, Inc.

“COBRA” means the continuation of health care rules of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“For Cause Termination” means Constellation terminates Executive for (a) any intentional, non-incidental misappropriation of funds or property of Constellation by Executive; (b) unreasonable (and persistent) neglect or refusal by Executive to perform his duties as provided in Section 1 hereof and which he does not remedy within thirty days after receipt of written notice from Constellation; (c) the material breach by Executive of any provision of Sections 8 or 10 which he does not remedy within thirty days after receipt of written notice from Constellation; or (d) conviction of Executive of a felony.

“Good Reason Termination” means Executive terminates his employment under this Agreement for “good reason” upon 30 days’ notice to Constellation given within 90 days following the occurrence of any of the following events without his consent, each of which shall constitute a “good reason” for such termination; provided that the following events shall not constitute “good reason” if the event is remedied by Constellation within 30 days after receipt of notice given by Executive to Constellation specifying the event:

(a)    Constellation acts to materially reduce Executive’s employment band or materially reduce Executive’s duties and responsibilities;

(b)    Constellation materially reduces the amount of Executive’s Base Salary;

(c)    Constellation acts to change the principal geographic location of the performance of Executive’s duties to more than 50 miles from Executive’s principal place of business in Rochester, New York; or

(d)    Constellation materially breaches this Agreement.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Department regulations and other authoritative guidance issued thereunder.

“Termination Date” means the date of the Executive’s “separation from service” (within the meaning of Section 409A) from Constellation.

6.    Consequence of Termination of Agreement. If, prior to the Employment End Date, (i) Executive voluntarily ceases employment with Constellation and its affiliates, quits or terminates this Agreement for any reason other than a Good Reason Termination, or (ii) Constellation terminates the employment of Executive in a For Cause Termination, then Executive’s rights and Constellation’s obligations hereunder shall forthwith terminate except that Executive shall be paid, as soon as administratively practicable after the Termination Date, all earned but unpaid base salary, accrued paid time off and accrued but unreimbursed expenses required to be reimbursed under this Agreement.

If, prior to the Employment End Date, Executive’s employment with Constellation and its affiliates is terminated (i) by Executive for a Good Reason Termination or (ii) by Constellation for any reason other than a For Cause Termination, then Executive shall be entitled to the following (which shall be in full and complete satisfaction of all of Constellation’s obligations under this Agreement):

(a)    Constellation shall continue to pay Base Salary to Executive for the remainder of the term of the Agreement through the Employment End Date; and

(b)    Executive shall remain eligible to receive a cash incentive under the Fiscal 2027 AMIP, based on actual performance; provided, however, that Executive’s Fiscal 2027 AMIP shall not be pro-rated and instead shall be calculated using the full Base Salary set forth above in Section 3 above; and

(c)    Commencing on the first business day of the month following the month in which the Termination Date occurs and for the 23 months following such date, Constellation shall pay Executive an amount equal to the monthly cost of Executive’s medical and dental coverage as of the Termination Date taking into account both Constellation’s and Executive’s cost for such coverage; provided that the first payment shall not be made until the first business day occurring on or after the forty-fifth (45th) day following the Termination Date and the payment on that date shall include all payments that would otherwise have been paid absent this forty-five (45) day delay; and

(d)    Constellation shall provide Executive with the opportunity to purchase continued health care coverage under Constellation’s plans as required by COBRA; and

(e)    Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of compensation earned as a result of Executive’s employment with another employer subsequent to the Executive’s termination with Constellation and its affiliates; and

(f)    Executive understands and agrees that termination of Executive’s employment due to expiration of the Agreement on the Employment End Date shall not entitle the Executive to the compensation and benefits set forth in Sections 6(a)-(c) of this Agreement.

7.    Timing of Payments.

The Base Salary under Section 6(a) shall be payable in accordance with Constellation’s standard payroll practices for senior executives. The Fiscal 2027 AMIP payment under Section 6(b) shall be due and payable at the same time and in the same form as all other participants in the Fiscal 2027 AMIP. Payments set forth in Section 6(c) shall be paid or provided at such times set forth therein. Notwithstanding any provision in this Agreement to the contrary, no amounts or benefits under Sections 6(a)-(c) shall be paid to Executive hereunder unless Executive signs and executes a release substantially in the form attached hereto as Exhibit A and such release becomes effective and nonrevocable within forty-five (45) days after the Termination Date.

Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the Termination Date and Constellation determines that delaying the payment of amounts under this Agreement is necessary to comply with the requirements of Section 409A, the payments under Sections 6(a) and 6(c) that would have otherwise been paid within the six month period after the Termination Date shall instead be paid on the first business day of the seventh month following the Termination Date. The timing of all payments and benefits under this Agreement shall be made consistent with the requirements of Section 409A to the extent a payment or benefit is subject to such requirements.

8.    Restrictive Covenant.

(a)    Executive agrees that (i) during the period of his employment hereunder and (ii) provided that Executive is entitled to the payment under Section 6(a) or is terminated due to a For Cause Termination, for a period starting on the Termination Date and ending on the Employment End Date, he will not, without the written consent of Constellation, seek or obtain a position with a Competitor (as defined below) in which Executive will use or is likely to use any confidential information or trade secrets of Constellation or any affiliate of Constellation, or in which Executive has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Executive for Constellation or any affiliate of Constellation. The parties agree that Executive may continue service on any boards of directors on which he is serving while employed by Constellation or its affiliates. If Executive’s employment is terminated by Executive for a Good Reason Termination or by Constellation for any reason other than a For Cause Termination, then Constellation will not unreasonably withhold such consent provided Constellation receives information and assurances, satisfactory to Constellation, regarding Executive’s new position.

(b)    Executive understands and agrees that the relationship between Constellation and its affiliates and each of their respective employees constitutes a valuable asset of Constellation and its affiliates and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that (i) during the period of his employment hereunder and (ii) for a period of twelve months (12) months after he ceases employment, Executive shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Constellation or any affiliate of Constellation or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)    For the purposes of this Section 8, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation or any affiliate of Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling wine, beer, liquor or other alcoholic beverages in the United States, Canada, New Zealand, Italy and/or Mexico. The parties acknowledge that Constellation or its affiliates may from time to time during the term of this Agreement change or increase the line of goods or services it provides and its geographic markets, and Executive agrees that this Agreement shall be deemed to be amended from time to time to include such different or additional goods, services, and geographic markets to the definition of “Competitive Services” for purposes of this Section 8. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(d)    Executive agrees that, due to his position of trust and confidence, the restrictions contained in this Section 8 are reasonable, and the benefits conferred on him in this Agreement, including his compensation, are adequate consideration, and, since the nature of Constellation’s and its affiliates’ collective business is international in scope, the geographic restriction herein is reasonable.

(e)    Executive acknowledges that a breach of this Section 8 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Constellation shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 8 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(f)    In the event of Executive’s breach of this Section 8, in addition to the injunctive relief described above, Constellation’s remedy shall include (i) the right to require Executive to account for and pay over to Constellation all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the restrictive covenants in this Section 8, and (ii) in the case of a breach during the term of Executive’s employment hereunder, the termination of all compensation otherwise payable to Executive under Sections 3 and 4 with respect to the period of time after such breach, or (iii) in the case of a breach during the period described in Section 8(a)(ii) or 8(b)(ii) above, the forfeiture to Constellation of any payment made under Sections 6(b) herein.

(g)    In the event that any provision of this Section 8 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 8 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

9.    Limitation on Payments. Notwithstanding anything contained in this Agreement or any other compensation plan to the contrary, if upon or following a change in the “ownership or effective control” of Constellation or in the “ownership of a substantial portion of the assets” of Constellation (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise, including, without limitation, any benefits received by the Executive as a result of any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of Constellation’s incentive plans, including without limitation, Constellation’s Long-Term Stock Incentive Plan (collectively, the “Total Payments”), then the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, Constellation shall reduce or eliminate the Total Payments by eliminating or reducing the payment under Section 6(b) and then, if necessary eliminating or reducing the payment under Section 6(c). In the case of reductions under Section 6(c) the payments shall be reduced in reverse order beginning with the payments which are to be paid the farthest in time.

10.    Trade Secrets and Confidential Information. Executive agrees that unless duly authorized in writing by Constellation, he will neither during his employment by Constellation or its affiliates nor at any time thereafter divulge or use in connection with any business activity other than that of Constellation or its affiliates any trade secrets or confidential information first acquired by him during and by virtue of his employment with Constellation or its affiliates.

Executive acknowledges that this Agreement does not prohibit Executive from filing a charge with, communicating with, or participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission.

11.    Indemnification. Constellation and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by the law of the State of Delaware and the Certificate of Incorporation and By-Laws of Constellation as in effect on the Effective Date of this Agreement with respect to any claims that may be brought against Executive arising out of any action taken or not taken by Executive in his capacity as an employee, officer or director of Constellation. In addition, Constellation will advance to Executive reasonable legal fees and expenses, as such fees and expenses are incurred by Executive, to the fullest extent permitted by law, subject only to any requirements as are imposed by law. Executive shall not unreasonably withhold his consent to the settlement of any claim for monetary damages for which Executive is entitled to full indemnification hereunder. Executive shall be covered, in respect of his activities as an officer or director of Constellation, by any Directors and Officers liability policy or other similar policies maintained or obtained by Constellation or any of its successors and/or assigns to the fullest extent permitted by such policies. Notwithstanding anything to the contrary contained in this Agreement, Executive’s rights under this Section 11 shall survive the Termination Date and the expiration or termination of this Agreement and shall continue without limit for so long as Executive may be subject to any claims covered by this Section 11. No amendment to the Certificate of Incorporation or By-Laws of Constellation after the Effective Date of this Agreement will affect or impair Executive’s rights under this Section 11 even with respect to any action taken or not taken by Executive after the effective date of any such amendment.

12.    Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

13.    Transferability. The rights, benefits and obligations of Constellation under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Constellation” is used in this Agreement, such term shall mean and include Constellation Brands, Inc. and its successors and assigns. The rights and benefits of Executive under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Constellation compensation or benefit plan.

14.    Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

15.    Amendment; Waiver. The parties acknowledge and agree that, until the Effective Date of this Agreement, the Original Agreement shall remain in full force and effect and shall govern the rights and obligations of the parties without modification or supersession by this

Agreement. As of the Effective Date, this Agreement contains the entire agreement of the parties with respect to the employment of Executive by Constellation and/or its affiliates and upon execution of this Agreement supersedes any previous agreement with Constellation and/or its affiliates (including without limitation the Original Agreement). No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

16.    Tax Withholding. Constellation may withhold from any payments due to Executive hereunder such amounts as Constellation may determine are required to be withheld under applicable federal, state and local tax laws. To the extent that there are no cash payments to withhold upon, Executive shall promptly remit to Constellation cash payments that are sufficient to cover all applicable withholdings.

17.    Section 409A. The parties intend that benefits under this Agreement are to be either exempt from, or comply with, the requirements of Section 409A, and this Agreement shall be interpreted and administered in accordance with the intent that Executive not be subject to tax under Section 409A. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any reference in this Agreement to “terminates employment”, “employment with Constellation and its affiliates terminates”, or similar phrase shall mean an event that constitutes a “separation from service” within the meaning of Section 409A. Constellation shall not be responsible for any tax, penalty, interest or similar assessment imposed on Executive as a consequence of Section 409A. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A.

18.    Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first set forth above.

CONSTELLATION BRANDS, INC.

By:	/s/ William A. Newlands
Name:	William A. Newlands
Title:	President and Chief Executive Officer

/s/ James O. Bourdeau
James O. Bourdeau

Exhibit A

FULL AND FINAL RELEASE OF CLAIMS

In consideration of the payments provided for in Sections 6(a)-(c) of the Executive Employment Agreement (hereinafter referred to as the “Employment Agreement”) between Constellation Brands, Inc. (“Company”) and James O. Bourdeau (hereinafter referred to as “Executive”), which is attached hereto and forms a part of this Full and Final Release of Claims (“Agreement”), the Company and the Executive mutually desire to enter into this Agreement and hereby agree as follows:

1.Executive hereby acknowledges and agrees that [Insert Date] was Executive’s last day of employment at the Company (the “Termination Date”).

2.Executive was offered twenty-one (21) calendar days to consider this Agreement and to decide whether or not Executive wants to sign it. Executive agrees that any requests to modify, or modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

3.This Agreement may not be signed and returned by Executive until AFTER Executive’s Termination Date with the Company.

4.Executive has been advised to consult with an attorney of Executive’s choice concerning this Agreement because Executive is giving up significant rights. Executive acknowledges that Executive has been so advised.

5.Executive has carefully considered other alternatives to executing this Agreement and Executive has decided to sign it.

6.Executive is entitled to change Executive’s mind and revoke this Agreement within seven (7) calendar days after Executive signs it. This Agreement will not become effective and Executive will not be eligible to receive the payments or benefits set out in Sections 6(a)-(c) of the Employment Agreement until the 8th day after Executive signs it without revoking it. To revoke this Agreement, Executive agrees to deliver a letter signed by Executive by the end of the applicable seven (7) calendar day revocation period to Constellation Brands, Inc., Attn: Chief Legal Officer, 50 East Broad St., Rochester, New York, 14614, or via e-mail at CBILegal@cbrands.com.

7.In consideration for Executive timely signing and not revoking this Agreement, the Company agrees to make the payments and provide the benefits set forth in Sections 6(a)-(c) of the Employment Agreement and make such payments during the time periods set forth therein. The Company and Executive expressly agree that the Company is not otherwise obligated to make the payments or provide the benefits described in Sections 6(a)-(c) of the Employment Agreement in the absence of this Agreement; that Executive is not otherwise entitled to receive the payments or benefits set forth in in Sections 6(a)-(c) of the Employment Agreement in the absence of this Agreement; and that, if Executive does not sign this Agreement or, after signing it, revokes Executive’s signature as provided herein, or breaches

any of its provisions (including the non-disparagement provision set forth herein), then the Company shall     have no further obligations to Executive under this Agreement and will not make the payments or provide the benefits in Sections 6(a)-(c) of the Employment Agreement, or, if applicable, Executive shall return to the Company the severance payments and the costs of the benefits previously provided to the Executive pursuant to Sections 6(a)-(c) of the Employment Agreement.

8.In consideration for the payments and benefits set forth in Sections 6(a)-(c) of the Employment Agreement, Executive, on behalf of himself, heirs, administrators and assigns, hereby releases and forever discharges the Company, its past, present and future subsidiaries and affiliates and each of its and their past, present and future respective officers, directors, employees, servants and agents, and their successors and assigns, (hereinafter collectively referred to as “Company Released Parties”) jointly and severally from any and all actions, causes of action, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, attorneys’ fees, interest, loss or injury of every nature and kind whatsoever arising under any federal, state, or local law, or the common law, which Executive may have had, may now have or may hereinafter have in any way relating to any matter, including but not limited to, any matter related to Executive’s employment by the Company Released Parties and the termination of that employment; provided, however, nothing in this Agreement releases: (i) Executive’s vested benefits under the Company’s pension plans or rights under any existing stock options held by Executive; or (ii) any right to indemnification or advancement of expenses pursuant to Section 11 of the Employment Agreement or the Certificate of Incorporation or By-laws of the Company (the items in the foregoing clauses (i) through (ii) are hereinafter referred to as the “Preserved Rights”).

a.This Agreement releases, without limitation, any claims of discrimination, unlawful retaliation or harassment, or denial of rights, on the basis of any protected status, characteristic or activity, including, but not limited to, sex, disability, handicap, race, color, religion, creed, national origin, ancestry, citizenship, ethnic characteristics, sexual orientation, marital status, military status, or age (including, without limitation, any right or claim arising under the Age Discrimination in Employment Act), need for a leave of absence, or complaint about discrimination, harassment, or other matter, arising under any state, federal, or local law (whether statutory or common law), regulation or ordinance which may be applicable to Executive’s employment by the Company Released Parties. This Agreement releases, without limitation, any claims of wrongful termination, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, violation of public policy, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud or negligent misrepresentation, intentional or negligent interference with contractual relations, and any other common law tort. Except to the extent that they constitute Preserved Rights, this Agreement releases any claims for severance pay, bonus, life insurance, health and medical insurance, disability benefits, or any other fringe benefit, and claims related to any other transaction, occurrence, act, or omission or any loss, damage or injury whatsoever, known or unknown, resulting from any act or omission by or on the part of the Company Released Parties, or any of them, committed or omitted prior to the effective date of this Agreement.

b.This Agreement releases any claims based on any local, state, or federal constitution, statute, rule, or regulation, and any claims based on, but not limited to, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Projection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Non-discrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Whistleblower Act, the Illinois Personnel Record Review Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act, the Illinois Sales Representation Act, the Illinois Wages of Women and Minors Act, the Illinois Family Military Leave Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Biometric Privacy Act, and waivable claims under the Illinois Wage Payment and Collection Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law and paid sick leave requirements), and the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, all as amended.

c.This Agreement does not, however, release any rights Executive may have to workers’ compensation or unemployment insurance benefits, any rights with regard to vested benefits under ERISA, any other rights that cannot lawfully be waived, or any rights Executive may have under this Agreement. Executive understands that this Agreement does not prohibit, prevent or otherwise limit Executive from filing a charge or complaint with, communicating with, or participating testifying, or assisting in any investigation, hearing or proceeding conducted by any federal, state, or local governmental agency or entity, including the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the Securities and Exchange Commission (“Government Agencies”), nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with or report unlawful conduct or employment practices and/or criminal conduct or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such Government Agencies. Executive specifically acknowledges and agrees, however, that although Executive may file such a charge or participate in an investigation or proceeding by a Government Agency, by signing this Agreement, Executive has waived and released, to the fullest extent permitted by law, any monetary damages in connection with any such charge, investigation, or proceeding except for those pertaining to whistleblower programs. In addition, nothing in this Agreement prohibits Executive from making any other disclosures that are protected under the whistleblower provisions of federal or state laws and applicable regulations and Executive is not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

d.Executive agrees that, with respect to any claim released by this Agreement, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding in which the Company or any other of the Company Released Parties identified in this Agreement is a party.

e.Age discrimination claims are specifically intended to be included as released claims against the Company Released Parties. Executive specifically intends that this Agreement shall include a complete release of all claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621 et seq.), as amended by the Older Workers’ Benefit Protection Act of 1990, and its implementing regulations (hereinafter collectively “ADEA”), except for any allegation that a breach of the ADEA occurred following the effective date of this Agreement. Nothing in this Agreement releases unlawful employment practices that accrue after the effective date of this Agreement. In addition, Executive agrees and acknowledges that additional consideration has been provided by the Company (beyond that which would have otherwise been provided) in order to effect a valid waiver of Executive’s claims under the ADEA.

f.Executive understands and agrees that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the Company Released Parties.

g.In the event that Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Released Parties for or by reason of any cause, matter or thing other than a Preserved Right, this Agreement may be raised as a complete bar to any such claim, demand or action.

9.Executive affirms that Executive has returned to the Company, without copying or otherwise reproducing, all Company property, proprietary documents and materials in Executive’s possession or control. Such documents and materials include, without limitation, all Company proprietary publications, correspondence, notes and notebooks, drawings, prints, photographs, tape recordings, and other electronic, written, typed, printed or recorded materials to which Executive had access or which Executive developed for the Company during the course of employment with the Company. Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

10.Executive affirms that no promise, inducement, or agreement not expressed in this Agreement has been made, that any prior agreement between the parties regarding the subject matter herein is hereby extinguished, and that this Agreement contains the entire understanding and agreement of the parties related to the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges and confirms that the Trade Secrets and Confidential Information and the Restrictive Covenant Sections of Executive’s Employment Agreement remain in full force and effect.

11.Except as provided for in this Agreement, Executive agrees that Executive has received all compensation to which Executive is entitled for services provided to the Company up to and including the Termination Date, and Executive agrees not to make any claims for further compensation of any type, including, but not limited to, claims for wages or salary, profit sharing, incentive compensation, deferred compensation, business expenses, pension or retirement contributions or benefits, or sick pay, holiday pay, or vacation pay. Executive also affirms Executive has been reimbursed for all necessary expenses or losses by following the Company’s directions/policies or incurred by Executive within the scope of Executive’s employment. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

12.Except as provided herein, Executive confirms that prior to the execution of this Agreement, Executive has not revealed its terms to any third parties. Executive agrees to keep this Agreement confidential and not to reveal its existence or contents to anyone except Executive’s attorney, immediate family, tax/financial consultant, and/or to any federal, state or local government agency. In the case of Executive’s attorney, immediate family, tax/financial consultant, Executive agrees that Executive must advise these individuals to keep this Agreement and its terms confidential. Nothing in this Agreement has the purpose or effect of preventing Executive from discussing, disclosing or otherwise making truthful disclosures about alleged unlawful conduct or employment practices in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. This confidentiality provision is the documented preference of Executive and is mutually beneficial to both parties.

13.Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against the Company. Unless compelled to do so by law or otherwise permitted by this Agreement, Executive shall not encourage or assist any third party to bring or pursue any claim against the Company.

14.Executive affirms that Executive has no known workplace injuries or occupational diseases.

15.Executive affirms that Executive has not reported internally to the Company any allegations of material corporate wrongdoing by the Company or its officers, including any allegations of corporate fraud, and Executive has not been retaliated against for reporting any such allegations internally to the Company.

16.The parties acknowledge Executive’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

17.Executive agrees to refrain from making false statements that are maliciously disparaging or defamatory about the Company, its products/services, its employees, and/or the Company’s customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, Glassdoor on blogs, by text or email or other electronic means. Provided however, this Section does not in any way restrict or impede the Executive from making truthful statements about the terms or conditions of Executive’s employment; discussing, disclosing or otherwise making truthful disclosures about alleged unlawful conduct in the workplace; from exercising Executive’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations; initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a local, state, or federal agency; filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; exercising protected rights to the extent that such rights cannot be waived by agreement; or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency requiring the disclosure of information regarding the negotiations or terms of this Agreement, provided that such compliance does not exceed what is required by the law, regulation, or order. Further, this Section does not in any way restrict or impede the Executive from speaking with law enforcement, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, any local commission on human rights, or an attorney retained by the Executive regarding factual information related to claims of discrimination occurring after the effective date of this Agreement.

18.If any term or provision of this Agreement is declared invalid by a court of competent jurisdiction in a final ruling from which no appeal is taken, the remaining provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be replaced with a provision that is valid and enforceable and that comes closest to the parties’ intention underlying the invalid or unenforceable provision.

19.This Agreement shall be governed and conformed in accordance with the laws of the State of New York, without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.

20.This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

21.This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. Delivery of an executed signature page to the Agreement by email or delivery of a “.pdf” format data file, or via DocuSign (or another mutually acceptable electronic signature method) shall be as effective as delivery of a manually signed counterpart of this Agreement.

22.If Executive violates this Agreement by suing the Company or those associated with the Company, Executive agrees that Executive will pay all costs and expenses incurred by the Company, or by any of the Company Released Parties in defending against the suit, including reasonable attorney’s fees. Executive also agrees to indemnify and hold harmless the Company, including payment of the Company’s reasonable attorney’s fees and expenses, for any breach by Executive of this Agreement.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES, REPRESENTS AND AGREES THAT: EXECUTIVE HAS READ IT; EXECUTIVE UNDERSTANDS IT AND KNOWS THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS; EXECUTIVE AGREES WITH EVERYTHING IN IT; EXECUTIVE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; EXECUTIVE WAS OFFERED 21 DAYS TO REVIEW THE AGREEMENT AND TO THINK ABOUT WHETHER OR NOT TO SIGN IT; EXECUTIVE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY; AND EXECUTIVE UNDERSTANDS EXECUTIVE HAS SEVEN (7) CALENDAR DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE EXECUTIVE’S SIGNATURE AND THAT IF EXECUTIVE DOES NOT REVOKE, THIS AGREEMENT BECOMES EFFECTIVE, ENFORCEABLE, AND IRREVOCABLE ON THE 8TH DAY AFTER SIGNATURE.

*** Signature Page Follows ***

IN WITNESS WHEREOF, Executive has hereunto executed this Full and Final Release of Claims by affixing his hand this ______day of______________________, 20__ in the presence of the witness whose signature is subscribed below.

James O. Bourdeau

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

IN WITNESS WHEREOF, _________________ has hereunto executed this Full and Final Release of Claims on behalf of Constellation Brands, Inc., its subsidiaries, affiliates, by affixing [his/her] hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

[Name] [Title]

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

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